Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR

NEW YORK, NEW YORK 10017

 TELEPHONE: (212) 370-1300

 FACSIMILE:    (212) 370-7889

 www.egsllp.com

March 31, 2017

ITUS Corporation
12100 Wilshire Boulevard, Suite 1275

Los Angeles, CA 90025

            Re: Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for ITUS Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a continuous or delayed basis, of up to an aggregate of 1,487,606 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which consists of 987,606 shares (the “Shares”) of Common Stock and (ii) 500,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants to purchase shares of Common Stock (the “Warrants”), owned by the selling stockholders identified in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of the Shares and Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”), and to which this opinion has been filed as an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and non-assessable and (ii) upon due exercise of the Warrants in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, the Warrant Shares will be duly and validly issued, fully paid and non-assessable.

We express no opinions other than as specifically set forth herein. We are opining solely on all applicable statutory provisions of the Delaware General Corporation Law and all applicable judicial determinations in connection therewith. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Furthermore, this opinion is furnished only to the Company, and is solely for the benefit of the Company. This letter may not be relied upon by any other person or entity for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person or entity for any purpose other than the Registration Statement and the transactions contemplated thereby without our prior written consent, which may be granted or withheld in our sole discretion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

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